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                                                                  EXHIBIT 10.34

                                  AGREEMENT

                                  PREAMBLE

         (1) This Agreement entered into on this 9th day of August, 1995, (effective July 1, 1995) between POWERMATIC, A DIVISION OF DEVLIEG-BULLARD, INC., McMinnville, Tennessee, hereinafter referred to as the "Company," and the UNITED STEELWORKERS OF AMERICA, AFL-CIO-CLC, hereinafter referred to as the "Union," on behalf of Local Union No. 7431.

         (2) It is the intent and purpose of the parties hereto that this Agreement shall promote and improve industrial and economic relations between the Company, the Union, and employees; and to set forth herein the basic agreements covering the rates of pay, hours of work, and conditions of employment to be observed between the parties at the Main Plant and Foundry located on Morrison Road, McMinnville, Tennessee.


                            ARTICLE I - RECOGNITION
                              AND REPRESENTATION


RECOGNITION OF BARGAINING UNIT

         (3) The Company recognizes the Union as the sole collective bargaining agent pursuant to the certification by the National Labor Relations Board, United States of America, Case No. 10-RC7266, dated the 26th day of December, 1967, for all production and maintenance employees of the Employer's factory and foundry in McMinnville, Tennessee, including store keepers, plant clerical employees, material handlers, tool room employees, tool crib employees, and leadmen, but excluding all office clerical employees, professional employees, guards, and supervisors as defined in the Act.


GRIEVANCE COMMITTEE

         (4)     The Union may designate a chief steward for each shift of ten
(10) or more employees at the main plant and the foundry.

         The employees shall be represented by a grievance committee who shall be designated in a manner determined by the Union, and who shall be employees of the Company. The president of the Union shall be an ex officio member of the grievance committee.

         Upon proper notice to their respective foreman, members of the grievance committee shall be permitted to visit departments other than their own at reasonable times during their regular shift hours for the purpose of transacting proper Union business under this agreement. The privilege of conducting such business during their regular shift hours without loss of pay is extended providing it is not abused.

         The committeeman will be notified by the foreman of the time and place of the meeting within thirty (30) minutes of the time of notice.


DEPARTMENTAL STEWARDS

         (5) The employees shall be represented by seven (7) Stewards and one (1) Chief Committeeman at the Main Plant. Employees at the Foundry shall be represented by two (2) Stewards and one (1) Chief Committeeman.

        Stewards shall be assigned and directed to areas exclusively by the Local Union President.


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         In the event the work force increases to 160 hourly employees, the
Main Plant and the Foundry will increase one (1) each.

         After properly reporting to their respective foreman, departmental stewards will be permitted to handle promptly, proper matters under the grievance procedure within the department or district which employees they represent. However, permission from the foreman will not be unreasonably withheld. The privilege of conducting proper Union business during their regular shift hours without loss of pay is extended providing it is not abused.


MEETINGS AND AGENDA

         (6) Meetings shall be arranged between the Company representatives and the Grievance Committee for the purpose of discussing grievances and such matters as they may arise from this Agreement whenever conditions and circumstances necessitate such meetings. When such occasions arise, meetings shall be arranged by mutual agreement as to time and place. Company and Union representatives shall exchange an agenda of the subjects or grievances to be discussed at least twenty-four (24) hours prior to the scheduled meeting unless this requirement is waived by mutual agreement at the time the meeting is requested.


UNION ROSTER

         (7) A written list of the Union officers, negotiating and grievance committee members and departmental stewards shall be furnished to the Company immediately after their designation, and the Union shall notify the Company promptly in writing of any changes.


NON-DISCRIMINATION

         (8)(a) There shall be no discrimination against any employee because of his membership or non-membership in the Union or because of his acting as an officer or in any other capacity on behalf of the Union. The parties to this Agreement will not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin or age above the legal minimum. The parties will take affirmative action to insure that applicants are employed and that employees are treated during employment without regard of their race, color, religion, sex, national origin or age above the legal minimum. Such action shall include, but not be limited to, employment, upgrading, demotion or transfer, recruitment or recruitment advertising, layoffs or terminations, rates of pay or other forms of compensation and selection for training, including bulletin boards available to employees and applicants for employment, for the posting of notices setting forth the provisions of this non-discrimination clause. The parties further affirm that they recognize and will comply with Executive Order 11246 and with the Civil Rights Act of 1964, the Vietnam Era Veterans Act of 1974, and the Rehabilitation Act of 1973 (as amended).

         (b) Wherever in this Agreement a noun or pronoun is expressed male or female gender, it is understood and agreed that such noun or pronoun shall be interpreted interchangeably as male or female gender.


                          ARTICLE II - UNION SECURITY
                              AND RESPONSIBILITY


SOLICITING MEMBERSHIP

         (9) The Union agrees that there shall be no solicitation for Union Membership during working hours on Company time or at Company expense.


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DUES DEDUCTION

         (10) The Company will deduct from employee's wages and remit to the proper officer of the Union all dues, initiation fees, and assessments levied by the Local Union and International Union of such members of the Union as individually and voluntarily certify in writing on check-off cards supplied by the Union, that they authorize such deductions.


REMITTANCE TO UNION

         (11)(a) An abstract of the above deductions, showing names and amounts deducted from each individual will accompany the monthly remittance to the Secretary-Treasurer of the United Steelworkers of America, AFL-CIO, Pittsburgh, Pennsylvania, on or before the twenty-fifth (25th) of each month.

         (b) The Company shall furnish the Financial Secretary and the President of the Local Union a monthly written list of those Union employees from whom deductions have been made and the amount of the deductions. The written list shall include those Union employees from whom no deductions were made and the general reason therefore.


EFFICIENT OPERATION

         (12) The Union agrees that it will do everything within its power to cause the employees covered by this Agreement individually and collectively, to perform and render efficient work and service, and that it and its members will wholeheartedly cooperate with the Company in the introduction or operation of new equipment or changes in processes or production methods to improve quality or to improve the Company's competitive position.


FAIR DAY'S WORK

         (13) The Union recognizes the responsibilities imposed upon it as the exclusive bargaining agent of the employees covered by this Agreement; and realizes that, in order to provide maximum opportunities for continuing employment, good working conditions and fair and equitable wages, the Company must be in a strong competitive position, must produce efficiently, must maintain quality, and at a competitive cost consistent with fair labor standards. The Union, through its bargaining agency, assumes responsibility for cooperating with the Company in the attainment of these goals. The Union, therefore, agrees that it will cooperate with the Company to assure a fair day's work on the part of its members.



                           ARTICLE III - MANAGEMENT'S
                                 RESPONSIBILITY


COMPANY RIGHTS

         (14)(a) Any of the rights, powers or authority the Company had prior to the signing of this Agreement are retained by the Company, except those specifically abridged, delegated, granted or modified by this Agreement and any supplemental agreements that may hereafter be made, provided the exercise of these rights does not conflict with any provisions of this Agreement.

         (b) The management of the Company and the direction of the working forces, including the products to be manufactured, the location of the plants, the schedules of production, the schedules of hours and shifts, the methods, processes and means of manufacturing, the right to hire, promote, demote, transfer, establish reasonable rules of plant conduct, discharge or discipline for proper cause and to maintain discipline and efficiency of employees, improve quality, reduce costs and


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establish and attain reasonable work and production standards, are the sole and exclusive rights and responsibilities of the Company, except as provided in this Agreement and all supplemental agreements.

         It is understood and agreed that this section will not be used for the purpose of discriminating against Union members.

         The foregoing enumeration of the Company's rights shall not be deemed to exclude other inherent management rights.



                             ARTICLE IV - SENIORITY


DEFINITION AND APPLICATION

         (15) For the purposes of this Agreement, an employee's seniority shall be his length of continuous service with the Company from his last date of hire. In effecting changes in employment status of employees, plant seniority shall be applied as specified hereinafter in this Agreement.


PROBATIONARY EMPLOYEES

         (16) All new employees shall be regarded as probationary employees during the first thirty (30) working days of their employment with the Company, exclusive of any absences. A probationary employee shall have no seniority rights, his retention as an employee is entirely within the discretion of the Company and the Company's decisions on handling of probationary employees may not be the subject of a grievance either by the employee or by the Union. After satisfactory completion of the probationary period the employee will become a permanent employee, will become covered under this Agreement, and his seniority reverts back to the original date of hire.


UNION REPRESENTATIVES SENIORITY

         (17)(a) For the purpose of lay-off, recall, and shift retention only, the President and Vice President shall possess top plant-wide seniority during their term of office providing there is work available which they are capable of performing.

         (b) Departmental Stewards and Chief Stewards, for the purpose of lay-off, recall and shift retention only, shall head the seniority list of their designated district and shift during their term of office provided there is work available which they are capable of performing.

         (c)     In the application of paragraph (17), sub-paragraph (a) and
(b) above, the following procedure will be followed: the President, Vice President, Chief Grievance Committeeman and Departmental Stewards shall possess super seniority on their respective jobs and will not be laid off from their respective jobs until all jobs in their respective classification are curtailed.

         (d) Departmental Stewards super seniority in their respective departments will prevail over the President, Vice President, and Chief Grievance Committeeman, unless and/or until the President, Vice President, and Chief Committeeman have nowhere else to exercise their seniority, in which case the President, Vice President, or Chief Committeeman could then bump the Departmental Steward.

         (e) Chief Committeemen and Departmental Stewards super seniority is limited to their respective shifts and area, such as foundry or main plant.


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SENIORITY LIST

         (18) Effective with this agreement, a complete list of seniority dates of all employees within the bargaining unit shall be agreed upon by the Company and the Union. The Company shall furnish the Departmental Stewards and Chief Stewards with a current list of all employees in the bargaining unit setting forth their seniority status once every six (6) months. A copy of the current seniority list will be posted every thirty (30) days at a designated location at the Main plant and Foundry. Should the list be found to be incorrect or if changes occur in the list, a corrected copy will be furnished to the Union and a copy posted within five (5) working days.


LOSS OF SENIORITY

         (19) An employee shall lose his seniority for the following reasons:

                          (a)     he quits voluntarily;

                          (b)     he is discharged for proper cause;

                          (c)     he is absent from work for three (3)
                                  consecutive work days without proper
                                  notification to the Company unless he has valid reason for not reporting;

                          (d) he fails to report for work within six (6) working days after notice of recall by certified mail to the last known address on the employee's personnel record without valid reason therefore, provided he notifies the Company within three (3) days of his intention to return to work;

                          (e) lay-off for twelve (12) continuous months or period equal to his accumulated seniority up to a maximum of five (5) years.


FORCE REDUCTION


         (20)(a) When a reduction in force is required, the employee or employees with the least plant seniority in the classification and shift involved shall be laid off first. Such employees shall be entitled to exercise their seniority in any classification in which they are qualified for, with the result that the most junior employee in the classification on that shift will then be laid off. If a non-cell employee elects to bump into a cell, they can only displace the junior employee in the Cell "B" classification and must be capable of performing 20% of any of the work required in the cell. In the event there is no Cell operator "B" in that cell, but there are junior employees to him classified as Cell Operator "A", then the employee would be placed in the cell as a Cell Operator "B" provided he can perform 50% of any of the work required with the result that the junior Cell Operator "A" would then be laid off.

         In the event a force reduction is required in a cell, an "A" Cell operator or an employee who had previously held the cell Operator "A" classification in that cell may displace a junior employee in either the "A" or "B" cell classification provided they can perform the work required in that cell as outlined in sub-paragraph (b) of this paragraph. A cell Operator "B" can only displace a cell Operator "B" in another cell provided he is capable of performing 20% of any of the work required, except that if there is no junior Cell Operator "B" to displace but there is a junior Cell Operator "A", then the employee would be placed in the cell as a Cell Operator "B" provided he can perform 50% of any of the work required with the result that the junior Cell Operator "A" would then be laid off. In no event shall 50% of the employees in a given cell be displaced during a six (6)


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month period of time from the date of the latest force reduction that affected a particular cell.

         (b) An employee may exercise his seniority provided that when, in the opinion of the Company, he has the physical capacity and the qualifications to perform the work required in such classification. In order to so exercise seniority, the employee must be capable of performing the work required without a special training period, except that an employee who has held the classification previously, and changes have been made to the classification since he last held the classification, such employee will be allowed a familiarization period of up to five (5) working days. If the employee is then not capable of performing the work required without training, such employee will then be disqualified from the classification. Once an employee has elected to exercise his seniority on a reduction in force, he shall not be entitled to again exercise his seniority unless another reduction in force occurs or he is disqualified.

         (c) An employee who elects not to exercise their seniority in (b) and there are bumping opportunities available will be classed as a voluntary lay-off and will go out of the plant.

         (d) An employee who has exhausted his seniority rights to bump classifications for which he is qualified in (b) above may apply to the Personnel Office for placement in a pool job defined as labor grades 8, 9 and
10. He will be placed in a job in the pool in accordance with his seniority and physical capacity to perform the work available.

         (e) When a reduction in force becomes necessary, the Company will post a notice on the bulletin boards at least five (5) days in advance of the lay-off identifying the department and/or classifications affected. The five
(5) days notice shall not be required if the layoff is due to conditions that were beyond the control of the Company (such as an act of God, fire, flood, storm, or power failure).


FORCE INCREASE


         (21)(a) In restoring the workforce after a force reduction, the employee or employees with the greatest plant seniority, either in the plant or out of the plant, will be recalled first subject to their physical capacity and qualifications to perform the work required, except that employees who are laid off out of classification and are still in the plant will have recall rights only to those jobs they have held since being laid off from their regular job classification subject to their seniority.

Any employee who is on voluntary lay-off will not be recalled to any job until a job in his regular classification on any shift is open. In the event the employee's regular job classification is eliminated after a voluntary lay-off, or if they have not been recalled after a twelve (12) month period, they will no longer be considered a voluntary lay-off and will be subject to normal recall procedure. Employees being recalled to jobs in labor grades 8, 9 and 10 will be recalled subject to their physical capacity and seniority only.

With respect to restoring the work force in a cell, the senior qualified employee classified as a cell Operator "A" shall be eligible for recall to either a cell Operator "B" or cell Operator "A" classification provided they are qualified to do the work required in that cell. A senior qualified employee classified as a cell Operator "B" shall only be eligible to be recalled to a cell Operator "B" classification provided they can do 20% of the work required, unless they had previously held the classification of cell Operator "A" in that cell in which case they could be recalled to a cell Operator "A" classification. A senior qualified non-cell operator can be recalled to a cell


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Operator "B" classification provided they can perform at least 20% of the work required in the cell.

         (b) All employees must return when recalled to their regular job classification and shift or recalled to a classification which is equal to or higher in labor grade then their regular classification on their regular shift. If an employee refuses recall to his regular job classification on a shift other than his regular shift, then the employee shall forfeit future recall rights to his regular job classification on those shifts. If an employee refuses recall to any other classification and/or pool job, he shall forfeit future recall rights to such classification and/or pool job on that shift.


JOB BIDDING PROCEDURE

         (22)(a) When vacancies occur or new jobs are created, all such openings shall be posted by the Company for three (3) working days; however, before the job is posted, employees currently holding a job in the open classification will be given the option of changing shifts in accordance with their seniority for the open job. Employees on lay off status may bid for the open job, however, it is understood and agreed to that the Company or the Union will have absolutely no obligation to notify such employees of the job opening. The Company will provide the Chief Steward at the Main Plant and Foundry with a copy of all bids at the end of the bidding procedure along with the name of the successful bidder.

         (b) To be eligible for a job vacancy, an employee must have completed the probationary period and be considered a permanent employee. The successful bidder on a job shall not be entitled to bid on another opening for a maximum period of ninety (90) calendar days unless the bid is for a higher labor grade.

         (c) Employees bidding on a job shall be selected from the bidders on the basis of qualifications, physical capacity and seniority. When qualifications and physical capacity are considered relatively equal, the most senior employee will be given the job. However, jobs in labor grades 8, 9 and 10 will be filled by considering only seniority and physical capacity to perform the job. If no person who is qualified bids on the job, the Company may hire a new employee for the job. If the Company is unable to find a qualified candidate on the outside within six (6) months, then the Company will either cancel the bid or bid the job as a training classification and select and train the most qualified senior employee, if one is available.

         Once a job is posted and awarded, and the job again becomes vacant within thirty (30) working days from the date of the award, the job will not be re-posted but instead will be filled in accordance with this paragraph based on the original posting.

         (d) If a successful bidder is unable to perform the new assignment after an appropriate trial period of up to thirty (30) working days he shall be given the opportunity to return to his old classification.

         (e) A successful bidder on a job posting shall be assigned to the job within ten (10) working days of the end of the posting period unless extenuating circumstances are involved. In any event, the successful bidder shall receive the appropriate rate on his new classification not more then ten
(10) working days from the date the job is awarded. If the job is awarded to an employee and accepted in writing by the employee and he subsequently refuses to accept the job, he shall not be entitled to bid on another job for ninety (90) days.

         (f) Job vacancies which will extend for a period of thirty (30) working days or more because the incumbent is on leave because of illness or injury or has been discharged pending final disposition, shall be posted as a temporary opening immediately upon positive determination that the vacancy will continue for


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thirty (30) working days or more. In the event the incumbent loses his seniority status, the successful bidder shall be considered to have been given a permanent job award.

         (g) Employees who are awarded a job of Cell Operator "B" will be given training opportunities to learn all steps within the cell so that they may be upgraded to Cell Operator "A" within a one (1) year Period. To be eligible to be upgraded to Cell Operator "A", they must be qualified to perform that work in each defined step of the cell. The Progression Committee will review the progress on a quarterly basis. An employee who is not qualified to be upgraded will be told what improvements would be required in order for them to become upgraded. Employees who have not been qualified in each step within the cell will not be upgraded until they have become qualified in each step. The Company will not unreasonably withhold training opportunities to cell employees.

         (h) A committee will be established to review the JIT step progression system which will meet on a quarterly basis. The committee will consist of the Industrial Relations Manager, the Plant Superintendent and the respective Supervisor for the Company and the Union President, Chief Steward and the respective Steward for the Union.

         (i) When a vacancy occurs in a given cell, the job vacancy will be posted in accordance with sub-paragraph (a) of this paragraph. At the same time, the Company may hire a new employee as a cell operator trainee without having to post the trainee job. The cell trainee may be placed in various cells as needed and for filling vacancies created by successful bidders without being temporary transferred, until such time that a cell job is posted with no successful bidders, or within six (6) months, whichever comes first. At that time the cell operator trainee will be permanently assigned to that cell as a cell operator trainee for that particular cell and any movement, thereafter, out of the cell would require a temporary transfer consistent with the labor agreement. Once assigned to a cell, the trainee would progress to cell Operator "B" after he becomes, in the opinion of the Company, qualified to perform twenty percent (20%) of the work required in that cell or after six (6) months from the date he was employed, whichever comes first. The experience a trainee gains while classified as a cell trainee will not be considered in determining the qualifications of the successful bidder for a job opening award.





TEMPORARY TRANSFER ASSIGNMENTS

         (23)(a) When operating conditions necessitate the temporary transfer of an employee from one classification to another classification to fill a vacancy or opening for a temporary period, such employees shall be paid as provided in Paragraph (41) "Temporary Transfer Rate."

         (b) The Company will afford the opportunity for the transfer to senior qualified employees, provided that they can be spared from their job, that the remaining employees can perform the work satisfactorily and they are qualified to perform the work required. In the event no one desires the transfer, the junior qualified employee will be transferred. A senior employee displaced from his original bid job shall have first opportunity to move back to his job on temporary transfers provided the temporary opening exceeds eight
(8) hours.

         (c) A temporary transfer shall not exceed fifteen (15) days worked but may be extended by mutual agreement between the Company and the Union.

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         (d)     A list of temporary transfers will be given to the
Departmental Steward weekly from his area for all transfers made during the preceding week. In addition, a list of all temporary transfers will be given to the Union President monthly for all transfers made during the preceding month.

         (e) When it becomes necessary for the Company to temporary transfer Departmental Stewards from their designated districts, the Company will so advise the Chief Committeeman if available.

         (f) The experience an employee gains as a result of temporary transfer shall not be considered in determining the qualifications of the successful bidder for a job opening award.

         (g) No employee will be temporarily transferred while another employee temporarily works on his job unless the reasons are discussed with the originally transferred employee.


PHYSICAL EXAMINATION

         (24) Any employee who has been absent from work for any reason for a period of more than thirty (30) calendar days shall be required to complete a satisfactory physical examination at Company expense before being permitted to return to work, unless waived by the Company. The Company will pay for any time lost from work for the purpose of taking a physical examination.
However, the Company will not pay for any hours lost for the purpose of taking the physical examination, if the examination is scheduled by the Company prior to the date on which the employee is scheduled to return to work. This paragraph excludes physical required under paragraph (29) "Disability Leaves."


SHIFT PREFERENCE

         (25) Employees who have been in their classification for at least six (6) months will be entitled to exercise their plant-wide seniority within the same job classification to transfer to the shift of their preference, once every six (6) months, provided they are qualified to perform the actual work being done on the other shift.


MILITARY SERVICE

         (26) An employee inducted into the Armed Forces of the United States under the provisions of the Universal Military Training and Service Act of 1951 (as amended) shall accumulate seniority during such period of service, and upon the termination of such period shall have his employment status restored upon his return and shall be re-employed, all in accordance with the provisions of the Act.



VETERANS SCHOOLING LEAVE

         (27) After date of this Agreement, any employee entitled to reinstatement after military duty who applies for reemployment and who desires to pursue a course of study, in accordance with the federal law granting him such opportunity, before returning to his employment with the Company, shall be granted a leave of absence for such purpose. Such leave of absence shall not constitute a break in the record of continuous service of such employee but shall be included therein, providing the employee reports promptly for reemployment after the completion or termination of such course of study. Any such employee must notify the Company and the Union in writing, at least once each six (6) months of his continued interest to resume active employment with the Company upon completing or terminating such course of study.


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PERSONAL LEAVES OF ABSENCE

         (28) Employees requesting a leave of absence in writing may be granted a leave of absence by the Company. No leave of absence shall be granted for more than sixty (60) calendar days, but the Company may extend the leave of absence for good cause. All requests for such leave of absence will be made in writing to the Company stating the reason the leave is being requested.


DISABILITY LEAVES

         (29) The Company will grant employees, without loss of seniority, leaves of absence for disability resulting from sickness or injury, when proper proof is given to the Company. At the expiration of such leaves, the employees will be returned to their former job or work which they can perform in accordance with their plant-wide seniority as if they had not suffered such disability, provided they have complied with all applicable provisions of this Agreement.


UNION BUSINESS LEAVES

         (30) An employee elected or appointed to an office in the International Union shall be granted a leave of absence up to a maximum of a one (1) year period. In addition, employees will be granted limited leaves of absence to attend Union training conferences, be delegates to appropriate Union conventions or to fulfill their responsibilities as local Union officials and representatives.


NON-BARGAINING UNIT TRANSFERS

         (31) Employees promoted or transferred to a non-bargaining unit position shall relinquish all seniority and reinstatement rights on the date of such transfer or promotion. Further, no employee who is an officer, grievance committeeman or departmental steward shall be offered a non-bargaining unit position during his term of office.



                           ARTICLE V - HOURS OF WORK
                                 AND OVERTIME


INTENT

         (32) This article is intended only to provide a basis for calculating overtime and shall not be construed as a guarantee of hours of work per day or per week.


NORMAL WORK DAY

         (33) Eight (8) consecutive hours in a regular work shift, exclusive of a lunch period, shall constitute a normal day's work. A day shall be defined as a consecutive twenty-four (24) hour day, beginning with the employee's regular work shift. Work performed on all shifts shall be considered as work performed on the day on which the shift starts.


NORMAL WORK WEEK

         (34) Five (5) days, Monday through Friday, shall constitute a normal work week. The work week is a period of seven (7) consecutive twenty-four (24) hour days beginning with the first regular work shift on Monday of the work week.



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SHIFT HOURS

         (35) The starting and quitting time for the operation of current shifts shall continue in effect until further notice. The Company shall provide prior written notice of shift changes to the local Union President and the respective Chief Stewards and shall discuss with the Union the basis for any changes prior to such changes becoming effective.


OVERTIME PREMIUM

         (36) It is recognized by the Union that overtime work must be scheduled from time to time due to emergencies and other conditions beyond the control of the Company. Such overtime work shall be paid as follows:

                          (a) hours worked in excess of eight (8) hours per day or forty (40) hours per week will be paid at one and one-half times the regular hourly rate;

                          (b) all hours worked on Saturday shifts shall be paid at time and one-half times the regular hourly rate;

                          (c) all hours worked on Sunday shifts will be paid at two times the regular hourly rate.

         Scheduled time off for vacations and holidays not worked shall be considered in the accrual of the forty (40) hour per week for computation of overtime premium payment.

HOLIDAYS WORKED

         (37) For hours worked on paid holidays established by this Agreement, employees will be paid at triple time their regular hourly rate.


OVERTIME DISTRIBUTION

         (38)(a) When there is overtime work to be performed in a classification within a department, it shall be distributed equally among employees in their respective classification within the department and shift as far as practicable. Such distribution shall be consistent with their ability and experience to perform the work required in accordance with such rotation procedure as may be agreed upon between the Company and the Union. When differences in overtime exceed eight (8) hours, inequities will be adjusted by assigning overtime work as available at the next opportunity. When extra employees are needed to fill overtime requirements in a cell, the senior qualified employees in other cells shall be offered the extra overtime work on a rotation basis. Overtime schedules shall be reviewed and signed by the appropriate Union representative. Any errors or omissions subsequently determined shall be equalized by scheduling the employee for the next available overtime.

         (b) Employees shall not be required to work more than three (3) consecutive Saturdays provided the Company can obtain sufficient qualified volunteers to perform the work required. The Company will, to the best of their ability, notify employees in advance if they will be working in a classification other than their own.


                               ARTICLE VI - WAGES


WAGE SCHEDULE

         (39) Hourly wage rates established by job evaluation for all job classifications within a labor grade, effective for the term of this Agreement, including the method and schedule of application of wage adjustments shall be shown in "Exhibit A--Wage Schedule," attached hereto and made part of this Agreement.


JOB EVALUATION PLAN

         (40) The Company and the Union agree that the present schedule of job classifications have been properly evaluated in accordance with the NMTA-AAIM Job Evaluation Plan. It is further agreed that when new job classifications are created or major changes occur in the job content of present classifications of work justifying a change in labor grade, they shall be evaluated by the Company in accordance with the provisions and principles of the NMTA-AAIM Job Evaluation Plan. The Company, in order to facilitate production, may establish a temporary classification and hourly rate for such operations consistent with the established wage schedule, and within thirty (30) days shall furnish the Union with an appropriate job description and evaluation of the new or revised job classification. Any question or dispute concerning the correctness of an evaluation may be processed through the grievance procedure. If a higher rate than the initial temporary rate is established, it shall be applied retroactively to the date when the operation began.


TEMPORARY TRANSFER RATE

         (41) When an employee is temporarily assigned to work in another classification, he shall receive the top hourly rate for the new job, or his regular hourly rate, whichever is higher.


SHIFT DIFFERENTIAL

         (42) Employees regularly assigned to the second (afternoon) shift shall be paid a premium of twenty-five (25) cents per hour for all hours worked on their shift. Employees assigned to the third (midnight) shift shall be paid a shift premium of thirty (30) cents per hour for all hours worked on their shift. In the case of employees whose shift may overlap two (2) shifts, the premium they shall be entitled to shall be based on the shift for which the majority of hours are worked.


RESERVE DUTY PAY

         (43) The Company will grant to its employees, other than probationary employees, leaves of absence with pay equal to the difference between their pay for forty (40) hours per week at straight time, exclusive of premium pay, and the amount received from the Government for up to two (2) weeks per year for reservists and members of the National Guard required to participate in the annual active duty training sessions of the United states Armed Forces.


REPORT-IN PAY

         (44) Any employee permitted to report for work without having been properly notified, shall be paid four (4) hours pay at his regular rate of pay, except in the case of labor disputes or other conditions beyond the control of the Company (such as an act of God, fire, flood, storm or power failure). However, if offered four (4) hours employment, reasonably within his capacity to perform, he shall perform such work or forfeit report-in pay.

CALL-IN PAY

         (45) An employee called back to work after leaving the plant at the end of his work shift or called in to work on a non-scheduled work day shall receive in such instances pay for the hours worked at the applicable rate of pay, or as a minimum, four (4) hours pay at his straight time hourly rate, whichever is the greater payment.


                              ARTICLE VII - OTHER
                               ECONOMIC BENEFITS


VACATION PLAN

         (46) Vacation with pay shall be granted to all eligible employees on a fiscal year basis beginning June 1 and ending May 31 in accordance with the eligibility provisions of this section and the following schedule:


         (A)     VACATION PAY SCHEDULE

                               Accumulated
                   Seniority                Vacation        Straight Time
                  As of May 31              Time Off         Hours Paid
               -----------------           ----------       -------------
                 6 Mo. to 1 Yr.            2 1/2 Days           20 Hrs.
                 1 Yr. to 3 Yr.            1 Week               40 Hrs.
                 3 Yr. to 10 Yr.           2 Weeks              80 Hrs.
                10 Yr. to 20 Yr.           3 Weeks             120 Hrs.
                20 Yr. and Over            4 Weeks             160 Hrs.


         (B)     COMPUTATION OF ALLOWANCE

         Straight time hours paid shall be calculated at the employee's regular straight time hourly rate in effect on the preceding May 1st or the last day worked if separated earlier. Eligibility requirements: Requirements to earn a full vacation will be minimum of 1,560 clock card hours worked for employees over one year service on May 31 and 780 minimum hours for individuals over six months but less than one year as of May 31. Pro rate share will be paid to those individuals not meeting minimum requirements; for example, if an individual only worked 1400 hours during the fiscal year, he would receive 1400/1560 x eligibility hours x rate. Employees who are off work because of a recognized injury covered by workmen's compensation and who are drawing weekly benefits will be credited with forty (40) hours per week up to a maximum of thirteen (13) weeks only during the year in which the accident occurred.

         (C)     LOSS OF SENIORITY

         An employee with six (6) months or more seniority whose services are terminated (except for discharge for cause) or who voluntarily separates from the Company and thereby loses his seniority shall be entitled to receive his accrued vacation allowance as of the date of his loss of seniority.

         (D)     VACATION SELECTION

         The vacation period shall be from June 1 to May 31. Employees may select their time of vacation within the vacation period by job classification within the department in order of plant seniority.

         In order to maintain efficient operations, employees must submit their vacation plans for approval to their respective supervisors. Once an employee has made their choice, they will be given approval within a reasonable time. After the Company has approved an employee's vacation, it cannot be revoked by the Company for production requirements, unless the employee has changed classifications or shifts since approval has been given.

         (e) Upon at least sixty (60) days notice, the Company may schedule a vacation plant shutdown for not more than one (1) week at any time during the vacation period. Employees will be expected to take their vacations during the shutdown; however, employees who do not elect to take their vacation during the shutdown will be granted a personal leave of absence.

         (f) If additional manpower is required beyond the departments scheduled to work during the vacation shutdown, the additional employees will be selected by seniority, qualifications and physical capacity to do the work required. Additional manpower requirements in labor grades 8, 9, and 10 will be selected by seniority and physical capacity only.


PAID HOLIDAYS

         (47) It is the intention of the Company to avoid production work on each named holiday. All employees on the active payroll not required to work the full holiday shall be eligible for eight (8) hours holiday pay at their regular hourly rate, exclusive of shift premium pay, for each of the following holidays:

         (a) New Year's Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Friday after Thanksgiving Day, Christmas Eve, Christmas Day, New Year's Eve, and two (2) days during year-end shutdown.

         (b) To determine an employee's eligibility for holiday pay, the following provisions shall be applicable:

                 (i) The employee shall be on the active seniority list except that probationary employees who have been on the active payroll for thirty (30) days shall qualify for holiday pay if otherwise eligible.

                 (ii) The employee who has worked the last scheduled full work day prior to and the next scheduled full work day after the holiday, unless he has been excused for justifiable cause.

                 (iii) The employee has not refused to perform emergency work on the holiday or has not failed to report when scheduled to work on such holiday unless he has been excused for justifiable cause.

                 (iv) An employee on vacation when the holiday falls shall be entitled to holiday pay in addition to his vacation pay and may be scheduled off the day preceding or the day following his vacation period or neither at the option of the employee.

                 (v) An employee who has been laid off in a reduction of force or granted and approved disability leave or leave of absence for military service during the week prior to or during the week in which the holiday falls shall receive pay for such holiday.

                 (vi) An employee returning from an authorized disability leave during the week or the week following the week in which the holiday falls shall receive pay for such holiday.

GROUP INSURANCE PLAN

         (48)(a) The Company will provide group medical insurance benefits for all active employees and their dependents as set forth in the plan booklet, effective July 1, 1995, and shall continue in effect for the duration of this agreement. All employees will contribute to the cost of the plan according to the schedule shown in the plan booklet.

Employees who are drawing weekly sickness and accident disability checks will be entitled to group hospitalization insurance provided they make the required weekly contributions for their insurance. The company will retain the group hospitalization insurance for the employee and their dependents for up to thirteen (13) weeks. Employees who are on a recognized workmen's compensation leave and who are drawing weekly benefits will be entitled to group hospitalization insurance provided they make the required weekly contributions for their insurance. The Company will retain this insurance for the employees and their dependents for the duration of the time they are drawing weekly benefits.

         (b) The Company and the Union agree to the establishment of an Insurance Committee consisting of one bargaining unit employee at each location to be mutually agreed upon by the Company and the Union to serve in an advisory capacity only. The committeeman will not conduct insurance business during regular shift hours. The group insurance plan will be improved as follows:
Life & AD&D Insurance -
  Effective July 1, 1995 - Increase to $19,000
  Effective July 1, 1996 - Increase to $20,000
  Effective June 30, 1997 - Increase to $21,000
Sickness and Accident Insurance -
  Effective July 1, 1996 - Increase to $175.00

         Any employee having a dispute arising out of the insurance program will first try to resolve the matter with the insurance department. If the dispute is not resolved, the employee may request that his respective insurance committeeman meet with a member of the insurance department conferring if necessary with the Industrial Relations Manager and/or a representative of the insurance carrier using their best efforts to resolve the dispute.


PENSION PLAN

         (49) The Pension Plan for hourly employees will be reinstated with benefit accruals starting July 1, 1995. The pension factor will be increased by $2.00 effective July 1, 1995, thus changing the pension formula from $12/5 to $12/7. The $2.00 factor increase will revert back to all service on or after January 1, 1990, except for the period in which the plan was frozen and will apply to those employees retiring on or after July 1, 1995. Employees will receive a copy of the Pension Plan within three (3) months of the contract effective date.


JURY DUTY

         (50) An employee with at least thirty (30) days service who is summoned and reports for jury duty or subpoenaed to serve as a witness in court proceedings as prescribed by applicable law, shall be paid by the Company the amount of wages (maximum of forty (40) hours straight time per week, exclusive of premium pay) the employee would otherwise have earned by working straight time hours for the Company on that day, and for each day on which he reports for or performs jury duty and on which he otherwise would have been scheduled to work for the Company. An employee released from jury duty in time to work at least half a shift will do so.

         The Company's obligation to pay an employee for jury duty is limited to a maximum of sixty (60) days in any calendar year.

         In order to receive payment, an employee must give the Company prior notice that he has been summoned for jury duty or as a witness and must furnish satisfactory evidence that he reported for or performed jury duty on the days for which he claims such payment. Payment will be made weekly upon proper presentation of proof of jury service. The provisions of this paragraph are not applicable to an employee who, without being summoned, volunteers for jury duty.



BEREAVEMENT PAY

         (51)(a) In case of death in an employee's immediate family; i.e., spouse, parent, parent of current spouse (current spouse includes a deceased spouse where the employee has not remarried), child or stepchild, grandchild, brother or sister, the employee on request will be excused for any of the first three (3) normally scheduled work days (excluding Saturdays and Sundays) immediately following the date of death. Adequate proof shall be furnished the Company on request. An employee excused for such reason shall receive the amount of wages he would otherwise have earned not to exceed eight
(8) hours per day at his current regular straight time hourly rate, exclusive of any overtime or night shift premium.

             (b) Day of funeral pay will be granted for grandmothers and grandfathers.




                       ARTICLE VIII - GRIEVANCE PROCEDURE


PURPOSE

         (52) The procedure under this article is available to the Union for the presentation and settlement of grievances arising under the interpretation or application of the terms of this agreement as they relate to wages, hours of work and working conditions and all other conditions of employment including discharge cases.

         Any grievance not answered within the time limits as hereinafter provided may be appealed to the next step without having been answered. Exceptions to the time limits for a grievance may be made in writing by agreement of both parties.

         The Union processing the grievance into each appropriate step will have the Company initial and date the grievance. The Union will also initial and date the grievance.


FOREMAN AND SUPERINTENDENT'S STEP

         (53)(a) An employee or group of employees, having a question, complaint, dispute or alleged grievance arising under the terms of this Agreement, shall present the matter verbally to his supervisor in person or in company with his Departmental Steward. The supervisor and the steward shall use their best efforts to resolve the matter.

         (b) If deemed necessary by the supervisor or the departmental steward, the departmental head and a grievance committeeman may be requested to participate in reaching a satisfactory settlement.

         (c) If the grievance cannot be settled satisfactorily within the foregoing step within three (3) working days, it may be reduced to writing on forms provided by the Company. The grievance shall be signed by the aggrieved employee or employees, and the departmental steward. The departmental supervisor shall have two (2) working days thereafter to submit his decision in writing thereon. The grievance shall be considered abandoned or settled if it is not appealed to the next step within five (5) working days.


INDUSTRIAL RELATIONS MANAGER'S STEP

   (54) If the disposition in the foregoing step has not satisfactorily settled the grievance, it may be appealed to the Industrial Relations Manager's step not later than five (5) working days from the time of receiving the foreman's disposition. The Industrial Relations Manager shall review and investigate the grievance within ten (10) working days of receipt of the grievance, conferring with a member of the Grievance Committee and such other persons essential to resolving the issue. The Company's disposition shall be considered abandoned or settled if it is not appealed to the next step within ten (10) working days.


PRESIDENT'S STEP

   (55)(a) If the Industrial Relations Manager's disposition has not satisfactorily settled the employee grievance, it may then be appealed by the Union Grievance Committee to the President (or his designated representative) within ten (10) working days in a further effort to adjust the grievance. An International Union staff representative shall participate in all President's appeal step meetings; such meetings will be arranged each month on a regular schedule. Any grievance not appealed within the time limit shall be automatically closed on the basis of the previous decision and shall not be subject to further appeal. The President shall issue the Company's final disposition of the grievance within five (5) working days after the appeal meeting is held. Any grievance not appealed in writing to arbitration as hereinafter provided within twenty-one (21) working days after receipt of the President's decision shall automatically be closed on the basis of such decision and shall not be subject to further appeal.

   (b) The grievant, the respective departmental steward and the Chief Stewards for both the Main Plant and Foundry may also be in attendance. The privilege of attending the grievance meeting during their regular shift hours will be extended without loss of pay. In the case of a class grievance, the steward will act as spokesman for the grievance.


ARBITRATION STEP

   (56) If a grievance shall not be satisfactorily disposed of under the preceding steps, it may be submitted to arbitration upon proper notification by the Union. Notice of appeal of a grievance by the Union to arbitration shall be given in writing to the Company not later than twenty-one (21) working days following the date of receipt of the written decision of the president.


SELECTION AND POWERS OF ARBITRATOR

   (57)(a) Within ten (10) working days after notification from the Union that a grievance has been appealed to arbitration, the Company and the Union shall jointly request from the Director of the Federal Mediation an Conciliation Service, Washington, D.C., a panel of eligible arbitrators. An arbitrator shall be selected from the panel by mutual consent of the Company and the Union by a process of elimination within ten (10) working days of receipt of such panel.

   (b) It is understood and agreed that the arbitrator shall have no power to add to or subtract from or modify any of the terms of this Agreement. The arbitrator shall be limited to the construction or interpretation of actual contract language in this agreement and to the terms and conditions of the Group Insurance Plan and the Pension Plan Agreement. The arbitrator shall be authorized only to interpret the related provisions of this Agreement and apply them to the specific facts of the case submitted for his decision. The decision of the arbitrator shall be final and binding upon the Company, the Union and the employees. All expenses and fees of the arbitrator are to be borne equally by the Company and the Union, and all other expenses shall be borne by the party incurring them.

   Disputes regarding the Group Insurance Plan and Pension Plan will not be entered into the grievance procedure until all internal appeals as specified in the plans have been exhausted.


STRIKES AND STOPPAGES

   (58) The Union agrees that there shall be no strike, work stoppage, or interruption or impeding of work in the plant, and the Company agrees that there shall be no lockouts. The Company reserves the right to discipline any employee taking part in any violation of this section of this Agreement.


DISCHARGE PROCEDURE

   (59) The Company will provide the discharged employee a letter setting forth the charges that have resulted in discharge. An employee who believes he has been unjustifiably discharged may request a hearing and file a written grievance which shall be heard in the Industrial Relations Manager's step and appealed through the Grievance Procedure; providing that the right to grieve shall be deemed to be waived if no written grievance has been presented within five (5) working days after the discharge is effective. Discharged employees may request the opportunity to see their Departmental Steward or Grievance Committeeman before leaving the plant.


RETROACTIVE CLAIMS

   (60) No claims, including claims for back wages, by any employee covered by this Agreement, or by the Union, against the Company, shall be retroactive for a period of more than three (3) working days Prior to the date on which the grievance was first filed in writing, unless the circumstances of the case made it impossible for the employee, or for the Union, as the case may be, to know that he, or the Union had grounds for such claim prior to that date, in which case the claim shall be limited retroactively for a period of forty (40) work days prior to the date the claim was first in writing.

   In the event an employee is discharged, no claim shall be retroactive for a period of five (5) working days prior to the date on which the grievance is first filed in writing.


                        ARTICLE IX - GENERAL PROVISIONS


SUPERVISOR'S WORKING

   (61) Representatives of the Company such as superintendents, foremen, assistant foremen, time study men, administrative and office employees shall not perform the regular work of any employee that is covered by this Agreement including picking up shop related parts and material from downtown, except for purposes of instruction, testing materials and methods, and in the case of emergencies.


UNION BULLETIN BOARD

   (62) The Company will maintain three (3) bulletin boards in the main plant and one (1) in the foundry which will be reserved for use by the Union in posting notices of its meetings, recreational and social affairs, Union elections, appointments and results of Union elections, and other matters pertaining to official Union activities. Should the Union desire to post other material, the consent of the Company must be obtained.


EMPLOYMENT TRANSFER OPPORTUNITY

   (63) In the event the operations of the Powermatic Division plant are moved to another location, all employees laid off as of a direct result of such plant removal, including those on the active seniority list, will be offered the opportunity to accept employment at the new location in accordance with their seniority subject to the need for their skills and qualifications before any other employees are hired in the classification of work required.


LEGAL LIMITATIONS

   (64) If any provisions of the Agreement is or shall be in conflict with the requirements of Federal or State legislation, orders, decrees, rules, or regulations, the same shall be deemed amended so as to conform thereto.


WAIVER

  (65) The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining, and that the understandings and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement. Therefore, the Company and the Union, for the life of this Agreement, each voluntarily and unqualifiedly waives the right, and each agrees that the other shall not be obligated, to bargain collectively with respect to any subject or matter referred to or covered in this Agreement, or with respect to any subject or matter not specifically referred to or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of either or both of the parties at the time that they negotiated or signed this Agreement.


SUB-CONTRACTING

   (66) The Company will not sub-contract providing the necessary skills are available in the bargaining unit and suitable equipment and machinery is available and the task can be performed when required and at a competitive cost. The Company will review monthly with the Union President the status of work sub-contracted during that month.


INJURY PAY

   (67) On the date an accident occurs, the employee will be paid through the end of his shift provided he is unable to work. After the employee returns to work, any time lost for subsequent medical treatment that cannot be scheduled in off-hours will be paid by the Company.


PRIOR AGREEMENT

   (68) This Agreement supersedes and cancels all other Agreements which are in conflict with the intent and provisions of this Agreement.


PAF DEDUCTION AUTHORIZATION

  (69) The Company agrees that it will check off and transmit to the Treasurer of the United Steelworkers of America Political Action Fund (USWA PAF) voluntary contributions to the USWA

PAF from the earnings of those employees who voluntarily authorize such contributions on forms provided for the purpose of the USWA PAF. The amount and timing of such check-off deductions and the transmittal of such voluntary contributions shall be as specified in such forms and in conformance with any applicable state or federal statute.

   The signing of such USWA PAF check-off form and the making of such voluntary annual contributions are not conditions of membership in the Union or of employment with the Company.

   The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company for the purpose of complying with any of the provisions of this section.

   The United Steelworkers of America Political Action Fund supports various candidates for federal and other elective office, is connected with the United Steelworkers of America, a labor organization, and solicits and accepts only voluntary contributions, which are deposited in an account separate and segregated from dues fund of the Union, in its own fund-raising efforts with the AFL-CIO and its Committee on Political Education.


TRAINING

   (70) The Company and the Union recognize and agree that employee training is essential and desirable for the best interests of the Company to continue its high quality of production and for the continued job opportunity and security of its employees. Accordingly, an employee entering a course of study, which is directly related to the work performed at the Company including remedial education, sponsored by an accredited or recognized institution of learning, shall, upon satisfactorily completing the course, be reimbursed for tuition paid and the required textbooks purchased. Employees wishing to participate in the training program shall make application to the Personnel Office prior to entering the course.



                         ARTICLE X - SAFETY & HEALTH


   (71) The Company and the Union, recognizing the importance of and desiring to promote safety in the plant, agree to the establishment of a joint Safety Committee to consider existing practices and rules relating to health and safety, formulate suggested changes in existing practices and rules, and further recommend the adoption of new rules and practices.

   (a) The Safety Committee shall be composed of one or more employees from each shift of ten (10) or more employees, one each from the Assembly Department and Machine Shop in the main plant and one from the foundry, and an equal number from the Company. The employees who shall be designated by the Union to be representatives on such committee shall be employees who have knowledge of the practices of the plant. Such committeemen shall be paid for all time lost from their regular shift for attending committee meetings and when performing other authorized duties.

   (b) Advices of the Safety Committee together with supporting suggestions, recommendations, and reasons shall be submitted to the Manager of Manufacturing or the Foundry Manager (or their designated representative) for such action as may be consistent with the Company's responsibility to provide for the safety and health of its employees during the hours of their employment.

   (c) The Safety Committee shall hold monthly meetings & plant tours (the dates to be determined by the Committee). Minutes will be kept and distributed to all committee members within three (3) working days of the most recent meeting.

   (d) The Union members of the Safety Committee will have access to all areas of the plant where employees represented by the Union work upon obtaining approval of their department supervisor and the supervisor of the department to be visited for the purpose of investigating a safety matter.

   (e) The Company shall notify the joint Safety Committee prior to the time new machinery or new work processes are put into use to help protect the safety and health of the employees.

   (f) Compliance with this paragraph is to insure maximum cooperation in the prevention of accidents. The objective is not to obtain approval of the Union to put the changes into effect.

                            ARTICLE XI - DURATION


TERM OF AGREEMENT

   (72) This Agreement shall continue in effect until June 29, 1998, and shall continue from year to year after that date unless either party gives notice in writing of its intention to terminate the Agreement or to enter negotiations for the purpose of amending the Agreement at least sixty (60) days prior to any such yearly date of termination.


NOTIFICATIONS

   (73) Any notice to be given under the Agreement shall be given by certified mail by either party to the other. If given by the Company, it shall be addressed to the United Steelworkers of America, 501 Metroplex Dr. suite 205, Nashville, Tennessee 37211, with a copy to the President of the Local; and if given by the Union, it shall be addressed to the Company at Morrison Road, McMinnville, Tennessee 37110. Either party may, by like written notice, change the address to which the certified mail notice to it shall be sent in the future.

SIGNATORIES



  (74) IN WITNESS HEREOF, the parties hereto have caused their names to be subscribed by their duly authorized officers and representatives the day and year first written above.

POWERMATIC DIVISION OF                  UNITED STEELWORKERS OF AMERICA
DEVLIEG-BULLARD, INC.                   AFL-CIO-CLC

/s/ George Delaney
--------------------------------        -----------------------------------
GEORGE DELANEY                          GEORGE BECKER
President                               International President

/s/ Ben Nixon
--------------------------------        -----------------------------------
BEN NIXON                               LEO GERARD
Industrial Relations Mgr.               International Secretary-Treasurer

/s/ Bobby Sparkman
--------------------------------        -----------------------------------
BOBBY SPARKMAN                          RICHARD DAVIS
Factory Superintendent                  International V.P., Administration

/s/ George Paquette
--------------------------------        -----------------------------------
GEORGE PAQUETTE                         LEON LYNCH
Foundry Manager                         International V.P., Human Affairs

                                        -----------------------------------
                                        JOE L. KIKER
                                        District Director

                                        /s/ James Buckley
                                        -----------------------------------
                                        JAMES BUCKLEY
                                        Sub-District Director

                                        /s/ Frank Driver
                                        -----------------------------------
                                        FRANK DRIVER
                                        President, Local Union 7431

                                        /s/ Boyd Trapp
                                        -----------------------------------
                                        BOYD TRAPP
                                        Negotiating Committee

                                        /s/ James Harris
                                        -----------------------------------
                                        JAMES HARRIS
                                        Negotiating Committee

                                        /s/ Sidney Hobbs
                                        -----------------------------------
                                        SIDNEY HOBBS
                                        Negotiating Committee

                                        /s/ H. J. Crosslin
                                        -----------------------------------
                                        H. J. CROSSLIN
                                        Negotiating Committee

POWERMATIC                607 Morrison Street
                          McMinnville, Tennessee 37110, Telephone (615) 473-5551


June 30, 1995





Mr. James P. Buckley
Sub-District Director
United Steelworkers of America
501 Metroplex Drive
Suite 205
Nashville, TN 37211

Dear Mr. Buckley:

It was agreed during the labor negotiations in June, 1995, that this confirming letter would remain in effect during the life of the new agreement dated July 1, 1995.

Confirming the agreement reached during labor negotiations in August, 1983, it was agreed that in the event the National Labor Relations Board's decision regarding the application of Super Seniority for Officers of the Union is reversed, Officers Super Seniority will be restored to Paragraph (17) "Union Representatives Seniority" in accordance with the law.

Sincerely,

POWERMATIC



/s/ George W. Delaney
---------------------
George W. Delaney
President

GWD/ln

POWERMATIC                607 Morrison Street
                          McMinnville, Tennessee 37110, Telephone (615) 473-5551



June 30, 1995


Mr. James P. Buckley
Sub-District Director
United Steelworkers of America
501 Metroplex Drive
Suite 205
Nashville, TN 37211

Dear Mr. Buckley:

Confirming the agreement reached during labor negotiations in June, 1995, it as agreed with respect to Article VIII paragraph (46) "Vacation Plan" that vacation pay would be paid as follows:

Employees will notify the Company by the close of the second full work week in May which of the following options they wish to elect relative to receipt of their vacation pay.

                          1) All vacation pay to be paid, as far as possible, by the fifth (5th) working day in June.

                          2) The employee elects to receive _______ week(s) of his vacation pay by he fifth (5th) working day in June and ________ week(s) to be paid at a later date, which would require five (5) working days advance notice.

                          3) The employee elects to receive his vacation pay as he takes his vacation, which would require five (5) working days advance notice.


Employees receiving less than 40 hours in any one check will receive such pay by the fifth (5th) working day in June as far as possible.

Any unused vacation pay would be paid to the employee at the end of the vacation period.


Sincerely,

POWERMATIC


/s/ George W. Delaney
---------------------
George W. Delaney
President


GWD:lfg

POWERMATIC                607 Morrison Street
                          McMinnville, Tennessee 37110, Telephone (615) 473-5551




June 30, 1995





Mr. James P. Buckley
Sub-District Director
United Steelworkers of America
501 Metroplex Drive
Suite 205
Nashville, TN 37211

Dear Mr. Buckley:

It was agreed during the labor negotiations in June, 1995, that this confirming letter would remain in effect during the life of the new agreement dated July, 1995.


Confirming the agreement reached during labor negotiations in August 1983, it was agreed that the following language would be applied to Paragraph (23) "Temporary Transfer Assignments" of the labor agreement at the Foundry.

                 FOR PERIODS OF TIME NOT TO EXCEED TEN (10) DAYS, JUNIOR QUALIFIED EMPLOYEES MAY BE TRANSFERRED FROM THEIR REGULAR SHIFT TO ANOTHER SHIFT PROVIDED THE COMPANY IS UNABLE TO OBTAIN SUFFICIENT VOLUNTEERS. THE ABOVE PROCEDURE WILL BE APPLIED ONLY IN THE EVENT OF FURNACE BREAKDOWN OR REPAIR. NO EMPLOYEE WILL BE REQUIRED TO TRANSFER MORE THAN THREE (3) TIMES PER YEAR.

                 THIS LETTER DOES NOT RESTRICT THE COMPANY FROM ASKING EMPLOYEES TO VOLUNTEER TO TEMPORARY TRANSFER TO OTHER SHIFTS.



Sincerely,

POWERMATIC


/s/ George W. Delaney
---------------------
George W. Delaney
President


GWD:lfg

POWERMATIC                607 Morrison Street
                          McMinnville, Tennessee 37110, Telephone (615) 473-5551



June 30, 1995





Mr. James P. Buckley
Sub-District Director
United Steelworkers of America
501 Metroplex Drive
Suite 205
Nashville, TN 37211

Dear Mr. Buckley:

It was agreed during the labor negotiations in June 1995, that this confirming letter would remain in effect during the life of the new agreement dated July, 1995.

During labor negotiations in August 1992, the Company agreed to submit to the International Union on November 1, 1992, and each three (3) months thereafter, for the term of this agreement, a Profit-loss Statement for the Union's examination. The Company further agrees to provide to the International Union any other documents concerning its profitability as the union may require to determine its true financial condition.


Sincerely,

POWERMATIC


/s/ George W. Delaney
---------------------
George W. Delaney
President


GWD:ln

POWERMATIC                607 Morrison Street
                          McMinnville, Tennessee 37110, Telephone (615) 473-5551






July 13, 1995


Mr. James P. Buckley
United Steelworkers of America
501 Metroplex Drive, Suite 205
Nashville, TN 37211



Dear Mr. Buckley:

The following letter of understanding is in effect provided the employees report for work on Monday, July 17, 1995.

COBRA - The Company will charge those employees electing COBRA 100% rather than 102% of the premium.

The Company will provide continuous coverage for the Group Medical Insurance with no break in coverage during the work stoppage.

The Company will deduct medical insurance premiums from all employees electing coverage on a pre-tax basis no later than July 1, 1996, provided it is possible.

All probationary employees on the active seniority roster as of June 30, 1995, will be considered permanent employees effective July 17, 1995.



For the Company                                 For the Union




/s/ George W. Delaney                           /s/ James P. Buckley
---------------------                           --------------------
George W. Delaney                               James P. Buckley

POWERMATIC                607 Morrison Street
                          McMinnville, Tennessee 37110, Telephone (615) 473-5551







July 18, 1995




Mr. James P. Buckley
United Steelworkers of America
501 Metroplex Drive, Suite 205
Nashville, TN 37211



Dear Mr. Buckley:

Confirming the Agreement reached during labor negotiations in July, 1995, it is the Company's intent to re-evaluate all jobs at the foundry and, where feasible, consolidate or combine a number of existing job classifications.
Such jobs will be re-evaluated in accordance with the NMTA-AAIM job evaluation plan as specified in Paragraph (40) of the current collective bargaining agreement. This will be accomplished by August 1, 1996, unless the time is extended by mutual agreement.

Sincerely,

POWERMATIC


/s/ George W. Delaney
---------------------
George W. Delaney
President


GWD:js

POWERMATIC                607 Morrison Street
                          McMinnville, Tennessee 37110, Telephone (615) 473-5551







July 18, 1995




Mr. James P. Buckley
United Steelworkers of America
501 Metroplex Drive, Suite 205
Nashville, TN 37211



Dear Mr. Buckley:

Confirming the Agreement reached during labor negotiations in July, 1995, it is the Company's intent to re-evaluate the following skill job classifications in accordance with the NMTA-AAIM job evaluation plan as specified in Paragraph
(40) of the current collective bargaining agreement and to make the required adjustments where justified by August 1, 1996.

                               Maintenance (main plant and foundry)
                               Tool Room
                               Tool and Cutter Grinder
                               Pattern Makers
                               Furnace Operators

Sincerely,

POWERMATIC


/s/ George W. Delaney
---------------------
George W. Delaney
President


GWD:js

                                 EXHIBIT "A"

                                WAGE SCHEDULE
                               EFFECTIVE 7/1/95

                          LG   Start   6 Mo.   1 Yr

                          10   $8.58   $8.64   $8.70
                           9   $8.72   $8.79   $8.85
                           8   $8.86   $8.93   $9.00
                           7   $9.01   $9.08   $9.15
                           6   $9.16   $9.24   $9.31
                           5   $9.32   $9.41   $9.47
                           4   $9.48   $9.59   $9.70
                           3   $9.71   $9.84   $9.97
                           2   $9.97  $10.11  $10.23
                           1  $10.25  $10.37  $10.50

                               Effective 7/1/96

                          LG   Start   6 Mo.   1 Yr

                          10   $8.84   $8.90   $8.96
                           9   $8.98   $9.05   $9.12
                           8   $9.13   $9.20   $9.27
                           7   $9.28   $9.35   $9.42
                           6   $9.43   $9.52   $9.59
                           5   $9.60   $9.69   $9.75
                           4   $9.76   $9.88   $9.99
                           3  $10.00  $10.14  $10.27
                           2  $10.27  $10.41  $10.54
                           1  $10.56  $10.68  $10.82

                              Effective 6/30/97

                          LG   Start   6 Mo.   1 Yr

                          10   $9.02   $9.08   $9.14
                           9   $9.16   $9.23   $9.30
                           8   $9.31   $9.38   $9.46
                           7   $9.47   $9.54   $9.61
                           6   $9.62   $9.71   $9.78
                           5   $9.79   $9.88   $9.95
                           4   $9.96  $10.08  $10.19
                           3  $10.20  $10.34  $10.48
                           2  $10.48  $10.62  $10.75
                           1  $10.77  $10.89  $11.04

Leadmen shall be paid $.25 per hour above the highest paid employee in the group that they are leading.

Instructors shall be paid $.25 per hour above the employee that they are instructing, or above their hourly rate, whichever is higher.

All Cell jobs will be paid at the 1 yr rate.

                                 EXHIBIT "A"
                                   PART II
                          HOURLY JOB CLASSIFICATIONS


                                    LG       Class                                             LG       Class
Electronic Technician A             1         901        Fabrication Cell Opr B                4         345
Pattern Maker A                     1         902        72 Saw/Shaper Cell Opr B              4         305
Tool & Die Maker A                  1         904        Planer Cell Opr B                     4         335
                                                         Sheave/Shaft Cell Opr B               4         320
Millwright A                        2         908        TA Saw Cell Opr B                     4         300
                                                         Small Machine Cell Opr B              4         350
                                                         Grinder Cell Opr A                    4         316
Electronic Technician B             3         941        Tool & Cutter Grinder B               4         949
Gear/Cutterhead Cell Opr A          3         326
Band Saw/Lathe Cell Opr A           3         341        Furnace Opr Helper & Repair           5         205
Drill Press Cell Opr A              3         331        Grinder Cell Opr B                    5         315
Fabrication Cell Opr A              3         346        Maintenance Utility                   5         933
72 Saw/Shaper Cell Opr A            3         306        Molder, Auto Machine                  5         225
Planer Cell Opr A                   3         336        Tool & Die Maker C                    5         915
Sheave/Shaft Cell Opr A             3         321
TA Saw Cell Opr A                   3         301        Casting Painter & Repair              6         250
Small Machine Cell Opr A            3         351        Material Cell Opr A                   6         311
Tool & Die Maker B                  3         906        Pattern Repair                        6         917
Tool & Cutter Grinder A             3         943        Sand Mix Opr                          6         207
No Bake Molder                      3         256        Tool Setter Coordinator B             6         950
Pattern Maker B                     3         907        Wheelebrator Opr                      6         208
                                                         Bar & Sheet Stock Attendant           6         929
                                                         Lift Truck Opr                        6         924
Coremaker                           4         255
Electric Furnace Opr                4         202        Foundry Utility Man                   7         211
Inspector A                         4         953        Machine Molder                        7         226
Millwright B                        4         932        Material Cell Opr B                   7         310
Tool Setter Coordinator A           4         951        Pour-off/Shakeout                     7         209
Gear/Cutterhead Cell Opr B          4         325        Snag Grinder                          7         210
Band Saw/Lathe Cell Opr B           4         340
Drill Press Cell Opr B              4         330        Maintenance Helper                    8         935

                                PAID HOLIDAYS


        Paragraph (47)

                               HOLIDAY SCHEDULE


                                1995        1996        1997       1998
                                ----        ----        ----       ----
NEW YEARS DAY                               1/1         1/1        1/1
GOOD FRIDAY                                 4/5         3/28       4/10
MEMORIAL DAY                                5/27        5/26       5/25
INDEPENDENCE DAY                            7/4         7/4
LABOR DAY                       9/4         9/2         9/1
THANKSGIVlNG DAY               11/23       11/28       11/27
FRIDAY AFTER THANKSGIVlNG      11/24       11/29       11/28
CHRISTMAS EVE                  12/22       12/24       12/24
CHRISTMAS DAY                  12/25       12/25       12/25
FLOATING HOLIDAY               12/26       12/26       12/26
FLOATING HOLIDAY               12/28       12/30       12/30
NEW YEARS EVE                  12/29       12/31       12/31